UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 10, 2018

TransDigm Group Incorporated
(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-2101738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 East 9th Street, Suite 3000, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure

TransDigm Group Incorporated (NYSE: TDG) and Esterline Technologies Corporation (NYSE:ESL) announced today that they have entered into a definitive agreement under which TransDigm will purchase all of the outstanding shares of common stock of Esterline for $122.50 per share in cash or a total transaction value of approximately $4.0 billion including the assumption of debt. The transaction has been approved by the Boards of Directors of both companies. TransDigm expects the acquisition to be financed primarily through cash on hand and the incurrence of new term loans, and currently anticipates the acquisition to be modestly accretive to TransDigm’s adjusted earnings per share within the first year of ownership.
The acquisition of Esterline expands TransDigm’s platform of proprietary and sole source content for the aerospace and defense industries, including significant aftermarket exposure. Headquartered in Bellevue, Washington, Esterline is an industry leader in specialized manufacturing for these sectors with anticipated fiscal year 2018 revenue of approximately $2.0 billion. The company consists of 28 business units organized across eight platforms to deliver specialty aerospace, defense and industrial products. The company employs over 12,500 employees in more than 50 operating locations throughout the world.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is being filed with this Current Report on Form 8-K:

99.1	Press Release dated October 10, 2018.
99.2	Investor Presentation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Halle Fine Terrion
Halle Fine Terrion
General Counsel, Chief Compliance Officer and Secretary

Date: October 10, 2018

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated October 10, 2018
99.2	Investor Presentation.